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                                                             EXHIBIT 10.14



                    EMPLOYMENT AND NONCOMPETITION AGREEMENT

         THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT (this "Agreement") is made as of this 28th day of June, 1996 by and between The L.P. Baier Company, a Virginia corporation ("Employer"), and Rick Snyder ("Executive").

                                    RECITALS

         WHEREAS, ABR Information Services, Inc., a Florida corporation ("ABR"), is this day acquiring all of the outstanding common stock of Employer for substantial consideration (the "Stock Exchange") pursuant to the terms and conditions of an Agreement and Plan of Reorganization by and among ABR, Employer, Executive and certain other parties (the "Acquisition Agreement");

         WHEREAS, Executive is participating in the Stock Exchange by exchanging all of Executive's shares of Employer's common stock to ABR for a certain number of shares of ABR common stock;

         WHEREAS, ABR intends to maintain Employer as a wholly-owned subsidiary corporation;

         WHEREAS, the Executive has been employed by Employer as an executive officer, most recently as the President of Employer, and possesses an intimate knowledge of the business and affairs of Employer, its policies, operations, methods, procedures, personnel and customers (collectively, "Employer's Business");

         WHEREAS, ABR and Employer recognize that Executive's contribution as an executive of Employer has been substantial and desire to assure Executive's continued employment with Employer;

         WHEREAS, because of, among other matters, Executive's intimate knowledge of Employer's Business and Executive's reputation and relationships with, among others, customers, suppliers, employees and other agents of Employer, Employer recognizes the detrimental effect on Employer's Business which will result if Executive were to enter into competition with Employer within a reasonable period after the date hereof;

         WHEREAS, it is a condition to ABR's obligation to acquire all of the outstanding common stock of Employer, and to Executive's obligation to transfer all of such common stock owned by Executive, under the Acquisition Agreement that Executive enter into this Agreement;

         WHEREAS, the parties acknowledge that each other is reasonably relying upon the execution of this Agreement and intend that each other so rely in connection with the Stock Exchange; and
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         WHEREAS, Employer desires to hire Executive on an exclusive basis, and
Executive desires to be so hired by Employer, all in accordance with the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the covenants and agreements of the parties herein contained, and as an inducement to ABR the acquire the outstanding common stock of Employer (including those shares owned by Executive), the parties hereto, intending to be legally bound hereby, agree as follows:

         1. EMPLOYMENT AND DUTIES. Employer hereby agrees to employ Executive as the President of Employer on the terms and conditions set forth herein, and Executive hereby agrees to remain in the employ of Employer on such terms and conditions. Executive shall serve as a director or in such additional offices of Employer or any of its affiliates to which Executive may be duly appointed or elected. Executive shall perform such duties as shall be assigned to him from time to time by, and Executive shall report directly to, the Board of Directors of Employer or by the Chairman of the Board of Directors of Employer, who is intended to be Mr. James MacDougald after the consummation of the Stock Exchange. Executive agrees to devote his full business time and effort on an exclusive basis to the diligent and faithful performance of such duties. Notwithstanding the foregoing, Executive shall not violate the provisions of this Section 1 by serving as a member of the board of directors of Electronic Transmission Corporation. Executive shall perform his duties for Employer from Employer's offices located within 30 miles of Employer's current location except for periodic travel that may be necessary in connection with the performance of Executive's duties hereunder. Executive acknowledges that under the applicable federal securities laws and regulations of the Securities and Exchange Commission ("SEC"), the Executive may be deemed to be an "executive officer" of ABR. During the Executive's employment by Employer, Executive agrees to comply with the SEC regulations applicable to executive officers of ABR, and to cooperate with ABR with respect to any disclosure or other requirements of such laws and SEC regulations.

         2. TERM. The term of Executive's employment hereunder shall commence on the date hereof and shall continue until the third anniversary of the date hereof, unless earlier terminated in accordance with the terms hereof (the "Term"). After the expiration of the Term, the Executive's employment by Employer shall continue and be subject to termination pursuant to the terms of this Agreement.

         3. COMPENSATION. As compensation for his performance of services as an employee and executive officer of Employer hereunder, Executive shall during the Term receive an annual salary at the rate of One Hundred Ten Thousand Dollars ($110,000) payable, as nearly as practicable, in equal semimonthly installments (less applicable taxes, deductions and withholding) payable by Employer. In addition to annual salary compensation, Executive shall be entitled to receive bonus compensation to the extent (i) bonus compensation is made generally available by Employer to its officers and (ii) Executive meets any performance criteria established as a prerequisite to the payment of bonus compensation. After the Term, Executive's compensation





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shall be as agreed between Employer and Executive.  Executive shall not be entitled to receive any compensation or other benefits in addition to those expressly provided for in this Agreement.

         4. OTHER BENEFITS AND EXPENSES. Executive shall be entitled to paid vacation in accordance with the existing vacation policies and practices of Employer with respect to Executive. Executive shall be eligible to participate in such employee benefits plans, if any, which Employer may from time to time make generally available to its officers, and such employee benefits plans and other benefits which ABR makes generally available to the executive officers of its subsidiaries. Employer shall reimburse Executive for all expenses reasonably incurred by Executive on behalf of Employer or in fulfilling his obligations hereunder, subject to the receipt of verifying documentation acceptable to Employer in accordance with Employer's policies regarding the reimbursement of employee business expenses.

         5.      CONFIDENTIAL INFORMATION--INVENTIONS.

                          (a) Executive has acquired and will acquire information and knowledge respecting the intimate and confidential affairs of Employer in the various phases of Employer's Business, including, without limitation, confidential information with respect to finances, customer lists, operations, processes, apparatus, equipment, packaging, services, marketing and distribution methods. Accordingly, and provided that a material breach of the terms and conditions of this Agreement by Employer is not continuing, Executive agrees that he shall not, during the period of his employment with Employer or thereafter, use for his own benefit any such confidential information acquired during the term of his employment with Employer (whether or not such employment is or was pursuant to this Agreement). Further, during the period of his employment and thereafter, Executive shall not, without the written consent of the Board of Directors of Employer or a person duly authorized thereby, disclose to any person, other than an employee of Employer or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder, any confidential information obtained by him while in the employ of Employer (whether or not such employment is or was pursuant to this Agreement).

                          (b) Executive agrees that all memoranda, notes, records, papers or other documents and all copies thereof relating to Employer's Business (some of which may be prepared by him) and all objects associated therewith (such as models and samples) in any way obtained by him shall at all times be and remain the property of Employer. Executive shall not, except for Employer's use, copy or duplicate any of the aforementioned documents or objects, nor remove them from Employer's facilities, nor use any information concerning them except for Employer's benefit, either during his employment or thereafter. Executive agrees that he will deliver the original and all copies of all of the aforementioned documents and objects, if any, that may be in his possession to Employer on termination of his employment, or at any other time on Employer's request.





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                          (c)     Executive agrees to disclose to Employer and
         to assign to Employer all of Executive's rights in any designs, discoveries, improvements and ideas, whether or not patentable, including, without limitation, novel or improved products, processes, promotional and advertising materials, business data processing programs and systems, and other marketing and sales techniques, which relate or result from (i) Employer's Business, (ii) Executive's actual or demonstrably anticipated research or development, or (iii) any work performed by Executive for Employer (hereinafter collectively "Inventions"), conceived or reduced to practice at any time during Executive's employment by Employer (whether or not such employment is or was pursuant to this Agreement) either solely or jointly with others and whether or not developed on Executive's own time or with the resources of Employer. Executive agrees that Inventions first reduced to practice within six (6) months after termination of Executive's employment by Employer (whether or not such employment is or was pursuant to this Agreement) shall be presumed to have been conceived during such employment. Further, Executive disclaims and will not assert any rights in Inventions as having been made, conceived or acquired prior to employment by Employer.

                          (d) As used in this Section 5, Employer shall be deemed to include each and every corporation or other entity which is or may become a parent, subsidiary or otherwise an affiliate of Employer during the term hereof, including ABR.

                 6.  NO COMPETITION.

                          (a) Provided that a material breach of the terms and conditions of this Agreement by Employer is not continuing, Executive agrees that during his employment by Employer, the provisions regarding noncompetition set forth in Section 5 of the Acquisition Agreement (the "Noncompetition Provisions") are hereby incorporated herein by reference; provided, however, that for this purpose all references therein to the "Shareholders" shall be construed to mean Executive (it being understood that the intent of this provision is that the Noncompetition Provisions shall be incorporated herein only insofar as such provisions apply to Executive).

                          (b) Executive acknowledges and agrees that the Noncompetition Provisions may require Executive to comply with such provisions for a period of time that is greater than the requirement set forth in this Section 6, and Executive hereby reaffirms his obligations to Employer and ABR under the Acquisition Agreement.

                          (c) Executive further covenants and agrees that during his employment with Employer he shall not make preparations to engage in any activity which would be prohibited by the covenants contained in this Section 6.





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                 7.       TERMINATION OF EMPLOYMENT.

                          (a) TERMINATION DURING THE TERM. Executive's employment shall terminate, or be subject to termination, prior to the expiration of the Term specified in Section 2 hereof, as follows:

                          (i) DEATH. Executive's employment hereunder shall terminate upon his death.

                          (ii) DISABILITY. In the event Executive becomes ill or injured so as to become unable, for a period of more than four (4) consecutive months or for more than 120 days within any six (6) month period, to perform his duties hereunder on substantially a full-time basis, Employer may, at its option, terminate Executive's employment hereunder upon not less than ten (10) days prior written notice.

                          (iii) CAUSE. Employer may, at any time, terminate Executive's employment hereunder for cause. For the purposes of this Agreement, Employer shall have "cause" to terminate Executive's employment hereunder upon:

                                  (A)      theft or embezzlement of Employer's
                          funds;

                                  (B)      conviction of (or guilty or no
                          contest plea with respect to) any felony;

                                  (C) intentional violation of any express written direction or any written rule or regulation established by the Board and provided to Executive that is consistent with the terms of this Agreement and is otherwise reasonable, provided such violation is likely to adversely affect Employer and has not been substantially cured by Executive within thirty
                          (30) days of receiving written notice of such violation by Employer; or

                                  (D) abuse of alcohol or other drugs that materially interferes with the performance by Executive of his duties.

                          (b) TERMINATION AFTER THE TERM. Executive's employment shall terminate, or be subject to termination, after the expiration of the Term specified in Section 2 hereof, as follows: (i) upon the occurrence of any of the events specified in Section 7(a) above; or (ii) at the discretion of Employer or Executive, without cause and without the requirement of any reason or justification, upon not less than ninety (90) days prior written notice to the other party.

                          (c) CESSATION OF SALARY AND BENEFITS AFTER TERMINATION. In the event of the termination of Executive's employment as provided in Section 7(a) or (b), all payments of salary and benefits under Section 3 hereof, and the reimbursement of expenses under
         Section 4





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         hereof, shall cease at the time of termination, and Executive shall not be entitled to receive any compensation or payment on account of such termination.

                          (d) TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate Executive's employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without Executive's written consent, the occurrence of any of the following circumstances: (i) any material diminution in Executive's position, duties, responsibilities or authority (except during periods when Executive is unable to perform all or substantially all of Executive's duties or responsibilities on account of Executive's illness (either physical or mental) or other incapacity), or (ii) any other material breach by Employer or ABR of this Agreement, the Acquisition Agreement or that certain Registration Rights Agreement dated as of the date hereof between the former shareholders of LP Baier and ABR (the "Registration Rights Agreement"). A termination of Executive's employment pursuant to this Section 7(d) shall be effective on the date specified in the notice from Executive to Employer exercising Executive's right to terminate his employment hereunder for Good Reason, but in no event less than ten (10) days nor more than sixty (60) days from the date such notice is given. Within five (5) business days following any such termination, Employer shall make a lump sum payment to Executive in an amount equal to the amount of salary and benefits under Section 3 hereof that would otherwise be payable to Executive through the expiration of the Term, less applicable taxes, deductions and withholding.

                 8. NOTICES. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or (b) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                 If to Employer:  The L.P. Baier
                                  3955 Pender Drive
                                  Fairfax, VA 22030
                                  Attn:  Board of Directors

                                  and

                                  ABR Information Services, Inc.
                                  34125 U.S. Highway 19, North
                                  Palm Harbor, FL  34684-2116
                                  Attention:       Mr. Vincent Addonisio,
                                                   Senior Vice President and
                                                   Chief Financial Officer





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                 With a copy to:    Foley & Lardner
                                    100 North Tampa Street
                                    Suite 2700
                                    Tampa, Florida  33602
                                    Attn:  Kenneth J. Meister, Esq.

                 If to Executive:   Rick Snyder
                                    13225 Coral Berry Drive
                                    Fairfax, VA 22033

                 With a copy to:    Arter & Hadden
                                    1801 K Street NW
                                    4th Floor
                                    Washington, DC  2006
                                    Attn:  Laurence E. Bensignor, Esq.

or to such other address as either party may have furnished to the other in writing in accordance herewith, with any notice of change of address effective only upon receipt.

                 9.  MISCELLANEOUS.

                          (a) No provisions of this Agreement may be amended unless such amendment, modification or discharge is agreed to in writing signed by the parties hereto.

                          (b) No waiver by any party hereto of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No such waiver shall be enforceable unless expressed in a written instrument executed by the party against whom enforcement is sought.

                          (c) This Agreement, the Acquisition Agreement and the Registration Rights Agreement constitute the only agreements of the parties on the subject matter hereof and no agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement, the Acquisition Agreement or the Registration Rights Agreement.

                          (d) If a court of competent jurisdiction should decide that any of the provisions of this Agreement are not enforceable, in whole or in part, the parties declare it is their intention that such unenforceable provisions be deemed reformed so that they apply only to the maximum extent to which they can be enforced. Executive acknowledges that his violation, or threatened violation, of the provisions of Section 5 or 6 would cause Employer irreparable injury and, in addition to any other remedies to which Employer may be entitled, Employer shall be entitled to injunctive relief.





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                          (e)     This Agreement shall be binding upon and
         inure to the benefit of Employer, its successors and assigns, and Executive and his heirs, executors, administrators and legal representatives.

                          (f) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia, notwithstanding its conflicts of law principles.

                          (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                        Employer:

                                        LP BAIER COMPANY


                                        By:         /s/ Vincent Addonisio
                                            ---------------------------------
                                            Name:  Vincent Addonisio
                                            Title:    Senior Vice President and
                                                      Chief Financial Officer


                                        Executive:


                                                   /s/ Rick Snyder
                                            ------------------------------------
                                                   Rick Snyder






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